Exhibit 99.1

ANI Pharmaceuticals Appoints Healthcare Executive Matthew J. Leonard to its Board of Directors

-- Mr. Leonard is an accomplished leader with 35 years of pharmaceuticals and healthcare experience

-- Mr. Leonard has significant expertise in pharmacy benefits management, health insurance, and specialty and retail pharmacy --

BAUDETTE, Minn.— August 23, 2023 (Globe Newswire) -- ANI Pharmaceuticals, Inc. (ANI or the Company) (Nasdaq: ANIP) today announced the addition of Matthew J. Leonard, R.Ph. to its Board of Directors. Mr. Leonard brings more than 35 years of experience as an accomplished leader and innovator within the pharmaceutical industry. This appointment is effective immediately.

“We are delighted to add Matthew (Matt) Leonard to our Board of Directors. With his deep leadership experience across the pharmaceutical landscape, including with a leading pharmacy benefits manager (PBM), insurance provider, and specialty and retail pharmacy, Mr. Leonard will be an invaluable Board member as we expand our Rare Disease business, the largest driver of ANI’s growth,” stated Patrick D. Walsh, Chairman of the Board of ANI.

“On the heels of a record quarter and with ANI’s compelling growth trajectory, it’s an exciting time to join the Board. I look forward to leveraging my experience in healthcare, unwavering commitment to patient care and expertise in driving corporate financial performance to assist ANI with its mission to serve patients in need,” said Mr. Leonard.

Mr. Leonard is the current Chief Pharmacy Strategy Officer at Capsule, a digital healthcare company focused on improving the delivery of pharmacy services, utilizing its technology solutions, patient centric approach, and national network of pharmacies. He previously served as the Executive Vice President, President North America and Global Supply Chain Officer at Covetrus, where he led the company's $1.8 billion North American distribution business and oversaw global supply chain activities and manufacturer relationships.

Prior to Covetrus, Mr. Leonard spent 24 years in a variety of leadership roles with CVS Health, most recently as Executive Vice President, Pharmaceutical Contracting, Purchasing and Managed Care. He also served as Chairman of the Board and President at Red Oak Sourcing, LLC, the joint venture between CVS Health and Cardinal Health, where he was responsible for securing an $8 billion portfolio of generic drugs.

Mr. Leonard holds a Bachelor of Science in Pharmacy from the University of Rhode Island and is a Registered Pharmacist in the State of Rhode Island.

The Company also announced that David B. Nash, MD, MBA, will not seek re-election as a director at the next annual meeting, when his present term expires. Dr. Nash joined the Board in May 2018 and served as Chair of the Nominating and Corporate Governance Committee, and as a Member of the Audit and Finance Committee.

“I am deeply grateful to Dr. Nash for his service and contributions as a Board member, and we wish him well in his future endeavors,” concluded Walsh.

About ANI

ANI Pharmaceuticals, Inc. (Nasdaq: ANIP) is a diversified biopharmaceutical company serving patients in need by developing, manufacturing, and marketing high quality branded and generic prescription pharmaceutical products, including for diseases with high unmet medical need. Our team is focused on delivering sustainable growth by scaling up our Rare Disease business through the successful launch of our lead asset, Purified Cortrophin® Gel, strengthening our generics business with enhanced development capability, innovation in established brands and leveraging our North American manufacturing capabilities. For more information, please visit our website www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, those relating to the commercialization and potential sales of the product and any additional product launches from the Company’s generic pipeline, other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” other words of similar meaning, derivations of such words and the use of future dates.

Uncertainties and risks may cause the Company’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to: risks that we may face with respect to importing raw materials and delays in delivery of raw materials and other ingredients and supplies necessary for the manufacture of our products from both domestic and overseas sources due to supply chain disruptions or for any other reason; delays or failure in obtaining and maintaining approvals by the FDA of the products we sell; changes in policy or actions that may be taken by the FDA and other regulatory agencies, including drug recalls; the ability of our manufacturing partners to meet our product demands and timelines; our dependence on single source suppliers of ingredients due to the time and cost to validate a second source of supply; acceptance of our products at levels that will allow us to achieve profitability; our ability to develop, license or acquire, and commercialize new products; the level of competition we face and the legal, regulatory and/or legislative strategies employed by our competitors to prevent or delay competition from generic alternatives to branded products; our ability to protect our intellectual property rights; the impact of legislative or regulatory reform on the pricing for pharmaceutical products; the impact of any litigation to which we are, or may become, a party; our ability, and that of our suppliers, development partners, and manufacturing partners, to comply with laws, regulations and standards that govern or affect the pharmaceutical and biotechnology industries; our ability to maintain the services of our key executives and other personnel; whether we experience disruptions to our operations resulting from the closure of our Oakville, Ontario manufacturing plant, including the transition of certain products manufactured there to our other facilities which has been completed, or have difficulties finding a buyer for the plant and property; and general business and economic conditions, such as inflationary pressures, geopolitical conditions including but not limited to the conflict between Russia and the Ukraine, and the effects and duration of outbreaks of public health emergencies, such as COVID-19, and other risks and uncertainties that are described in ANI’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other periodic reports filed with the Securities and Exchange Commission.

More detailed information on these and additional factors that could affect the Company’s actual results are described in the Company’s filings with the Securities and Exchange Commission (SEC), including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other filings with the SEC. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company’s current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com

Source: ANI Pharmaceuticals, Inc.